EXHIBIT 99.1

Bone Care International, Inc. Reports First Quarter
FY 2005 Financial Results

— Hectorol® Sales Grew 114 Percent in the First Quarter —

— Quarterly Profitability of $1.2 Million —

— 2005 Guidance Increased for Total Revenue —

     Middleton, WI, October 26, 2004 – Bone Care International, Inc. (Nasdaq: BCII) today announced financial results for its first fiscal quarter ended September 30, 2004. The Company reported record quarterly sales for Hectorol® (doxercalciferol) of $17.4 million, compared to $8.1 million for the first quarter of fiscal 2004, representing a 114 percent increase. The Company achieved its third consecutive quarter of profitability, reporting net income of $1.2 million, or $0.06 per diluted share. In the first quarter of fiscal 2004 the Company reported a net loss of $2.1 million, or $0.15 per share. The Company ended the first quarter of fiscal 2005 with a total of $113.2 million in cash and investments.

     “The strong first quarter performance reflects the sound execution of our customer business plans,” said Paul L. Berns, President and Chief Executive Officer of Bone Care International. “In particular we continued to advance our Hectorol® brand as evidenced by the revenue growth of 114 percent compared to the first quarter of fiscal 2004, and 18 percent quarter-over-quarter. We accomplished our fifth consecutive quarter of double-digit growth, driven primarily by our Hectorol® Injection product. The profitability in the first quarter of fiscal 2005 of $1.2 million was achieved while we continued to expand our sales organization, invested in research and development activities and continued to scale-up our launch efforts for our newly approved Hectorol® 0.5 mcg Capsules. I want to recognize and thank our employees for their commitment to building our Company to better serve patients.”

     Gross margin on sales of Hectorol® was 75 percent in the first quarter of fiscal 2005 compared with a gross margin of 70 percent for the same period in fiscal 2004. The improvement in margin in fiscal 2005 was primarily due to a reduction in manufacturing validation costs.

     Research and development expenses were $2.3 million, an increase of $521,000, or 29 percent, from the first quarter of fiscal 2004. This increase resulted primarily from investments in the Company’s pre-clinical and clinical programs, investments in the lifecycle development of the Hectorol® brand and an increase in the clinical research support staff.

     Selling, general and administrative expenses were $9.9 million, an increase of $3.8 million, or 63 percent, from the first quarter of fiscal 2004. This increase was primarily due to the launch of Hectorol® 0.5 mcg Capsules, including $1.5 million for increased promotional activities and $1.9 million for the expansion of the sales organization.

     “The growth in our sales organization has allowed us to execute on new business initiatives in both the national dialysis and independent dialysis segments which are designed to provide greater future potential in our business,” said Mr. Berns. Additionally, the excellent results achieved by our organization have allowed us to increase our sales guidance for fiscal 2005. Originally we had planned for total annual product sales to range between $71 and $76 million. We are now planning for product sales to range between $75 and $79 million for fiscal 2005.”

     Additional highlights during the first quarter of fiscal 2005 included the hiring of Chrys Kokino to lead the Company’s marketing efforts and the appointment of Michael A. Appelbaum to the Company’s Board of Directors. Also, in July, the Company entered into a collaborative agreement with Cardinal Health, Inc. for the launch and commercialization of Hectorol® 0.5 mcg Capsules with nephrologists in pre-dialysis, Stages 3 and 4 chronic kidney disease.

     Management will host a conference call on Wednesday, October 27, 2004, at 9:00 a.m. CDT. The toll-free number within North America is (800) 938-0653; the dial-in number for international participants is (973) 321-1100. The call is available for playback until midnight on October 30, 2004 at (877) 519-4471 within North America and at (973) 341-3080 for international callers. The playback pass code is 5274574. The call can also be accessed via webcast and will be archived for playback at www.bonecare.com/conferencecall.

About Bone Care International

     Bone Care International (www.bonecare.com) is a specialty pharmaceutical company engaged in the discovery, development and commercialization of innovative therapeutic products to treat the unmet medical needs of patients with debilitating conditions and life-threatening diseases. Our current commercial and therapeutic focus is in nephrology, utilizing Hectorol®, a novel vitamin D hormone therapy, to treat secondary hyperparathyroidism in patients with moderate to severe chronic kidney disease and end-stage renal disease. In addition to chronic kidney disease, the Company is developing vitamin D hormone therapies to treat hyperproliferative disorders such as cancer and psoriasis.

     Contacts:

Rx Communications Group, LLC	Bone Care International, Inc.
Melody A. Carey (Investors)	Brian J. Hayden
(917) 322-2571	Chief Financial Officer
Tony Loke (Media)	(608) 662-7800
(917) 322-2164

This press release contains forward-looking statements. Statements relating to future sales, costs of sales, other expenses, profitability, financial resources, or products and production schedules, or statements that predict or indicate future events and trends and which do not relate solely to historical matters identify forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on management’s beliefs as well as assumptions made by and information currently available to management. Accordingly, the Company’s actual results may differ materially from those expressed or implied in such forward-looking statements due to known and unknown risks and uncertainties that exist in the Company’s operations and business environment, including, among other factors, the ability of the Company and each of its suppliers of doxercalciferol, Hectorol® Injection and Hectorol® Capsules to meet the Company’s anticipated production schedules, technical risks associated with the development of new products, regulatory policies in the United States and other countries, risks associated with our ability to avoid or minimize delays in/or interruption of the manufacture and supply of our products, including the approvals of regulatory authorities in connection therewith, reimbursement policies of public and private health care payors, introduction and acceptance of new drug therapies, competition from existing products and from new products or technologies, the failure by the Company to produce anticipated cost savings or improve productivity, the timing and magnitude of capital expenditures and acquisitions, currency exchange risks, economic and market conditions in the United States, Europe and the rest of the world, and other risks associated with the Company’s operations. The Company disclaims any obligation to update any such factors or to publicly announce any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

BONE CARE INTERNATIONAL, INC.
CONDENSED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended
	September 30, 2004	September 30, 2003
PRODUCT SALES	$17,373,044	$8,125,042
COST AND OPERATING EXPENSES:
Cost of product sales	4,398,366	2,417,644
Research and development	2,314,504	1,793,160
Selling, general and administrative	9,900,250	6,081,199

	16,613,120	10,292,003

Income (loss) from operations	759,924	(2,166,961)
INTEREST INCOME, net	482,145	64,909

NET INCOME (LOSS)	$1,242,069	$(2,102,052)

Basic net income / (loss) per common share	$0.06	$(0.15)

Diluted net income / (loss) per common share	$0.06	$(0.15)

Shares used in computing basic net income / (loss) per common share	19,410,418	14,240,725

Shares used in computing basic net income / (loss) per diluted share	20,796,740	14,240,725

Certain prior period amounts in the financial statements have been reclassified to conform to the fiscal 2004 presentation.

BONE CARE INTERNATIONAL, INC.
CONDENSED BALANCE SHEETS
(Unaudited)

	September 30, 2004	June 30, 2004
ASSETS
CURRENT ASSETS
Cash, cash equivalents and marketable securities	$112,311,017	$114,102,369
Accounts receivable, net	7,471,918	4,732,698
Inventory	5,386,495	6,785,288
Other current assets	2,456,969	2,336,362

Total current assets	127,626,399	127,956,717
OTHER ASSETS	4,634,109	4,579,224

	$132,260,508	$132,535,941

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES	$8,871,654	$10,697,044
LONG-TERM LIABILITIES	87,315	100,388
SHAREHOLDERS’ EQUITY
Common stock	178,977,184	178,868,933
Accrued compensation	(2,208,653)	(2,411,054)
Accumulated other comprehensive income	10,309	—
Accumulated deficit	(53,477,301)	(54,719,370)

Total shareholders’ equity	123,301,539	121,738,509

	$132,260,508	$132,535,941

####